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Exhibit 10.1

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT, dated as of May 17, 2002 between RWD TECHNOLOGIES, INC., a Maryland corporation (the "Corporation"), and David Yager (the "Executive").

W I T N E S S E T H:

        The Executive is the President of the Corporation's Latitude360 operating group and possesses an intimate knowledge of the business and affairs of the Corporation. The Corporation recognizes the Executive's contribution to the growth and success of the Corporation and desires to assure to the Corporation the continued benefits of the Executive's expertise and knowledge. The Executive, in turn, desires to engage in and/or to continue to engage in full-time employment with the Corporation on the terms provided herein.

        Accordingly, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, the parties hereto agree as follows:

ARTICLE I

FULL-TIME EMPLOYMENT OF EXECUTIVE

        1.1    DUTIES AND STATUS.

        (a)  The Corporation hereby engages the Executive as a full-time executive employee for the period specified in Section 4.1 (the "Employment Period"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, the Executive shall exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive for the Corporation immediately prior to the date of this Agreement. In addition, throughout the Employment Period, the Executive shall exercise such authority and perform such executive duties as are commensurate with the authority and duties of a group president of the Corporation. As may be reasonably necessary to meet the changing business needs of the Corporation, the Executive shall, in his discretion, assign the duties being performed by executives of the Corporation at any time during the Employment Period to other executives of the Corporation.

        (b)  The Executive shall (i) devote his full time and efforts to the business of the Corporation and accept such additional office or offices to which he may be elected by the Board of Directors of the Corporation, provided that the performance of the duties of such office or offices shall be consistent with the scope of the duties provided for in Section 1.1(a); and (ii) not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which work, trade or business competes, conflicts or interferes with the performance of his duties hereunder in any way or in any way conflicts with or undermines the Corporation's relationships with its clients or other employees. Notwithstanding the above, the Executive shall not be prohibited by the terms of this Section 1.1(b) from devoting time and efforts to charitable organizations or from serving on a Board of Directors of any organization upon consent by the Board of Directors of the Corporation, which consent shall not be withheld unreasonably, as long as it does not interfere with the Executive's duties provided for in Section 1.1(a).

        (c)  The Executive shall be required to perform the services and duties provided for in Section 1.1(a) only at one of the Corporation's offices in Maryland or at such other locations reasonably acceptable to the Executive. Throughout the Employment Period, the Executive shall be entitled to vacation, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Corporation in effect from time to time during the term of this Agreement, which shall not be less favorable than those in effect at the date of this Agreement; and any leave on account of illness or temporary disability which is short of a Disability as defined in Section 4.3 hereof shall not constitute a breach by the Executive of his agreements hereunder whereas leave on account of Disability as defined in Section 4.3 hereof shall, to the extent not prohibited by the Americans with Disabilities Act, be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

        1.2    COMPENSATION AND GENERAL BENEFITS.    As compensation for his services under this Agreement, the Executive shall be compensated as follows:

        (a)  The Corporation shall pay to the Executive an annual base salary which is not less than the greater of (i) his rate of annual base salary from the Corporation immediately prior to the date of this Agreement, or (ii) any subsequently established higher annual base salary. Such salary shall be payable in periodic equal installments which are no less frequent than the periodic installments relating to the Executive's salary immediately prior to the date of this Agreement. Such salary shall be subject to normal periodic review at least annually for increases based on the salary policies of the Corporation and the Executive's contributions to the enterprise.

        (b)  Throughout the Employment Period, the Executive shall be entitled to participate in such pension, profit sharing, stock incentive, bonus or incentive compensation, stock option, stock purchase, incentive, group and individual disability, group and individual life, survivor income, sickness, accident, dental, medical and health benefits and other plans of the Corporation which are in effect immediately prior to the date of this Agreement and in any successor or additional benefit programs, plans or arrangements of the Corporation which may be established by the Corporation, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, as determined by the Corporation and the terms hereof and as and to the extent that the Executive is eligible to participate in such plans under the terms of such plans. In the event the terms of such benefit programs, plans and arrangements contradict the terms of this Agreement, the provisions of this Agreement shall control. Throughout the Employment Period, the Executive shall also be entitled to the receipt of any personal benefits from the Corporation at the Corporation's expense which he has heretofore received from the Corporation. The group and individual disability programs, monthly auto allowance, and split dollar life insurance coverage provided for the Corporation's executive officers are continually being reviewed and the Executive will be entitled to come under the programs as revised in the event revisions are made which are approved by the Corporation's Board of Directors. The term "benefit programs, plans, or arrangements of the Corporation" as used in this Agreement refers to the matters in this Section 1.2(b). For purposes of this Agreement, "tax benefits" include, among other things, the benefits of non-taxable benefits, tax deferral, tax-free accumulation, special distribution taxation treatment and the like.

ARTICLE II

COMPETITION; CONFIDENTIAL INFORMATION; PUBLIC STATEMENTS

        2.1    COMPETITION; CONFIDENTIAL INFORMATION.    The Executive and the Corporation recognize that, due to the nature of his prior association with the Corporation and of his engagement hereunder, and the relationship of the Executive to the Corporation, both in the past as an executive and in the future hereunder, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its affiliates, including, without limiting the generality of the foregoing, information with respect to the Corporation's present and prospective systems, customers, agents, partnerships, accounts, deposits, loans and sales and marketing activities.

The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation and its affiliates and that disclosure of such information or its use by others could cause substantial loss to the Corporation. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation and its affiliates through his personal contact with customers, agents and others having business relationships with the Corporation and its affiliates, and that there is a danger that this good will, a proprietary asset of the Corporation and its affiliates, may follow the Executive if and when his relationship with the Corporation is terminated. The Executive accordingly agrees as follows:

        (a)  The Executive agrees that during the length of this Agreement and for a period of twelve months thereafter, the Executive will not (for his benefit or for the benefit of anyone other than the Corporation or any of its affiliates) directly or indirectly solicit, or in any way contract with, any Client (as defined below in this clause (a)) to perform any service which is the same or materially similar to services being, or within the twelve months prior to the termination of this Agreement having been, provided on behalf of the Corporation or one of its affiliates, in projects of the Corporation in which the Executive materially participated and/or for which the Executive directly or indirectly supervised. A "Client" is defined as any person or entity who, at the time of the termination of this Agreement or within twelve months prior thereto, generated revenue of One Million Dollars ($1,000,000) or more for the Corporation or any of its affiliates. For purposes of this Section 2.1, the term "affiliates" shall be defined as any entity that controls, or is controlled by or is under common control with the Corporation, but shall exclude those entities that fall within this definition after termination of the Executive's employment pursuant to Section 4.1(b) hereof.

        (b)  The Executive agrees that during the length of this Agreement and for a period of twelve months thereafter, the Executive will not (for his benefit or for the benefit of anyone other than the Corporation or any of its affiliates) directly or indirectly solicit, or in any way contract with, any Potential Client (as defined below in this clause (b)) to perform any service which is the same or materially similar to services as those which are or were being proposed to be offered to said Potential Client by the Corporation or one of its affiliates. A "Potential Client" is defined as any person or entity who was being, at the time of the termination of this Agreement, or, within the twelve months prior thereto had been, meaningfully solicited to become a client of the Corporation or one of its affiliates by the Executive or other persons at or above the level of project manager for whom the Executive had direct or indirect supervisory responsibility. In the event that the Executive violates the provisions of this subparagraph without knowledge of such violation, upon notice from the Corporation informing him of the nature of such violation, the Executive shall immediately terminate any actions which constitute such violation; and, provided the violation ceases immediately upon receipt of written notice to the Executive of such violation, the Executive will not be deemed in default of this provision, and no further action shall be taken against the Executive.

        (c)  The Executive agrees that during the length of this Agreement and for a period of twelve months thereafter, the Executive will not (for his benefit or for the benefit of anyone other than the Corporation or any of its affiliates) directly or indirectly engage in or conduct any business which directly competes with any aspect of the business of the Corporation or any of its affiliates. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Executive from working for a subsequent employer that, in some aspects of its business, may compete with the Corporation, provided that the Executive is not directly or indirectly involved in any of the aspects of such subsequent employer's business that competes with the Corporation.

        (d)  Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than 1% of a class of equity securities issued by any issuer and publicly traded and registered under section 12 of the Securities Exchange Act of 1934, of a company that, in some aspects of its business, may compete with the Corporation.

        2.2    TRADE SECRETS.    The Executive will keep confidential any trade secrets or confidential or proprietary information of the Corporation and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation or their affiliates during and at all times after the date of this Agreement. For purposes of this Agreement, "trade secrets or confidential or proprietary information" means information of the Corporation or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation or any of its affiliates or typical of industry practice.

        2.3    NON-SOLICITATION.    The Executive will not directly or indirectly interfere with, solicit, employ or otherwise engage in employment for himself, his benefit, or for anyone other than the Corporation, any individuals employed by the Corporation or any of its affiliates at the time of the termination of this Agreement or at any time within one year prior to said termination for a period of 24 months from the date of such termination.

        2.4    PUBLIC STATEMENTS.    The Executive and the Corporation recognize that, due to the relationship of the Executive and the Corporation and such relationship's susceptibility to public comment which may be injurious to the Executive or the Corporation, or both, it is necessary for the protection of both parties that neither party make, and both agree not to make (except as may be required by law), any disparaging public statements to any third party concerning the other party, the Corporation's clients or the termination of the Executive's employment hereunder and the arrangements made pursuant thereto, without the express prior approval of the other party.

ARTICLE III

CORPORATION'S REMEDIES FOR BREACH

        Notwithstanding the provisions of Article X hereof, it is recognized that damages in the event of breach of Article II by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Corporation, in addition to and without limiting any other remedy or right they may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

ARTICLE IV

EMPLOYMENT PERIOD

        4.1    DURATION.

        (a)  Subject to early termination in accordance with Section 4.1(b) below, the period of time for which the Executive is employed under this Agreement shall commence on the effective date of this Agreement and continue thereafter until terminated (the "Employment Period").

        (b)  The Executive's employment may be terminated (i) voluntarily after the Executive reaches 62 years of age, which is the normal retirement age under the Corporation's employee benefit policies as in effect on the date of this Agreement ("Retirement"); (ii) upon Involuntary Termination (as defined in Section 4.3(a) ("Involuntary Termination"); (iii) upon the death of the Executive ("Death"); (iv) upon the Disability of the Executive (as defined in Section 4.3(c)); (v) when the Executive resigns other than in connection with an Involuntary Termination ("Voluntary Resignation"); or (vi) upon Termination for Cause (as defined in Section 4.3(b)).

        4.2    PAYMENTS AND OTHER BENEFITS UPON TERMINATION OF EMPLOYMENT:    Upon termination of the Executive's employment in accordance with Section 4.1(b) above, the Corporation and the Executive (or the Executive's guardian, personal representative, estate, or other such successor, as the case may be) agree to execute and deliver mutual releases in a form reasonably acceptable to counsel for the Corporation and the Executive. Upon termination of the Executive's employment in accordance with section 4.1(b) above, the Executive and the Corporation agree that the Executive may be entitled to certain payments ("Severance Payment") as set forth below in this Section 4.2. All such severance payments shall be made in equal monthly installments over the applicable time period.

        (a)  In the event of the Executive's Involuntary Termination, the Corporation shall pay the Executive a Severance Payment equal to the product of (i) one hundred percent (100%) of the Executive's monthly salary in effect at the time the Executive's employment is terminated multiplied by (ii) the number of months equal to either (a) 12 months or (b) the number of years the Executive has been employed by the Corporation, whichever is greater. In addition to the foregoing Severance Payment, (i) the Corporation agrees to cause the Compensation Committee of the Board of Directors to cause all option agreements between the Corporation and the Executive pursuant to any of the Corporation's stock option plans which may be in effect from time to time to provide that the options granted under those agreements shall automatically become completely vested upon the effective date of the Executive's Involuntary Termination, and (ii) for a period of 12 months following the Executive's Involuntary Termination, the Executive shall continue to be entitled to all benefits and service credits for benefits under all of the Corporation's benefit programs, plans or arrangements, which were in effect on the date of the Executive termination, including, the payment of the premium for the split dollar life insurance policy in effect for the Executive's benefit, on the same terms as if the Executive were still employed during such 12 month period.

        (b)  In the event of the Executive's Retirement, or Termination for Cause, the Executive and his dependents, beneficiaries, personal representative and estate, as the case may be, will receive only such benefits as they may be entitled to under the terms of the benefits programs, plans and arrangements of the Corporation described in Section 1.2(b) which provide benefits upon the Executive's Retirement or Termination for Cause; provided, however, that the Corporation may, upon written notice to the Executive within thirty days of the effective date of the Executive's Retirement or Termination for Cause, and in the Corporation's sole discretion, elect to pay the Executive a Severance Payment equal to the product of (i) one hundred percent (100%) of the Executive's monthly salary in effect at the time the Executive's employment is terminated multiplied by (ii) the number of months equal to either (a) 12 months or (b) the number of years the Executive has been employed by the Corporation, whichever is greater, in exchange for the Executive's agreement to be bound by the provisions of Section 2.1 of this Agreement.. In the event the Corporation declines to make such election, the Executive shall not be bound by the provisions of Section 2.1 of this Agreement.

        (c)  In the event of the Executive's Voluntary Termination, the Corporation shall pay the Executive a Severance Payment equal to one hundred percent (100%) of the Executive's monthly salary in effect at the time the Executive's employment is terminated multiplied by 12 months. In addition to the foregoing Severance Payment, for a period of 12 months following the Executive's Voluntary Termination, the Executive shall continue to be entitled to all benefits and service credits for benefits under all of the Corporation's benefit programs, plans or arrangements, which were in effect on the date of the Executive's termination, including, the payment of the premium for the split dollar life insurance policy in effect for the Executive's benefit, on the same terms as if the Executive were still employed during such 12 month period.

        If the Executive voluntarily terminates this Agreement he must provide ninety days' advance written notice to the Corporation of such voluntary termination. The Corporation may, in its sole discretion, elect to release the Executive from his duties either immediately or at any time during the ninety day notice period upon payment of the amount owed pursuant to the first paragraph of this Section 4.2(c).

        (d)  In the event of the Executive's Disability, the Corporation shall (i) pay the Executive an amount equal to twelve month's salary at the rate and as required by Section 1.2(a) and in effect immediately prior to the date of disability; provided, however, that such payments shall be offset by any disability insurance payments made to the Executive during such twelve month period, and (ii) cause the Executive, and his dependents, beneficiaries, guardians and estate, as the case may be, to receive such benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 1.2(b) which provide benefits upon the Executive's Disability. Such payment shall constitute a "Severance Payment" for purposes of Section 4.2 of this Agreement.

        (e)  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking employment or otherwise, nor shall the amount of any payment provided for in this Section 4.2 be reduced by any compensation or remuneration earned by the Executive as the result of employment by another employer, or self-employment, or as a partner, after the date of termination or otherwise.

        (f)    In the event of a termination of the Executive's employment pursuant to Section 4.2 of this Agreement for any reason, the Executive shall continue to be entitled to indemnification by the Corporation from liability arising from the Executive's acts or failures to act during the Employment Period to the same extent and under the same circumstances as provided to the Executive by the Corporation's charter, by-laws, contracts and other arrangements, including provisions of applicable law, on the day immediately preceding said termination.

        4.3    DEFINITIONS.    The following words shall have the specified meanings when used in the Sections specified:

        (a)  "Involuntary Termination" shall have occurred (i) upon resignation of the Executive due to a significant change in the nature or scope of his authorities or duties from those contemplated in Section 1.1, a significant reduction in total compensation from that provided in Section 1.2, under circumstances constituting a constructive termination, or the breach by the Corporation of any other provision of this Agreement; or (ii) when the Corporation gives written notice of termination to the Executive for any reason other than in connection with a Termination for Cause; provided, however, the Corporation shall be required to provide the Executive with at least thirty (30) days notice of such termination during which notice period the Corporation may in its discretion reduce the duties of the Executive.

        (b)  "Termination for Cause" shall have occurred when the Corporation discharges the Executive due to the Executive's (i) fraud, misappropriation or intentional material damage to the property or business of the Corporation; (ii) commission of a felony; (iii) continuance of either willful and repeated failure or grossly negligent and repeated failure by the Executive to perform his duties in compliance with this Agreement after written notice to the Executive by the Board of Directors of the Corporation specifying such failure and a reasonable opportunity to cure such failure, provided that such "Cause" shall have been found to exist by a majority of those members of the Board of Directors of the Corporation who are not serving as designees of a person having an interest in excess of 25% of the outstanding stock of the Corporation after at least 10 days' written notice to the Executive specifying the Cause proposed to be claimed and after an opportunity for the Executive to be heard at meetings of such Board of Directors; or (iv) a violation of Article II.

        (c)  "Disability" means the inability of the Executive, due to a physical or mental disability, to perform the essential functions of his position, with or without reasonable accommodation, for a period of at least 90 days. A determination of disability shall be made by a physician satisfactory to both the Executive and the Corporation, provided that if the Executive and the Corporation do not agree on a physician, the Executive and the Corporation shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

ARTICLE V

CHANGE IN CONTROL

        5.1    TERMINATION IN CONNECTION WITH CHANGE IN CONTROL.

        (a)  If, during the term of this Agreement, there is a "Change in Control" of the Corporation and if within one year of such Change in Control there is a Voluntary Termination or Involuntary Termination of the Executive's employment under this Agreement (unless such termination occurs by virtue of Retirement, Disability or Death), as consideration for services previously rendered to the Corporation, the Executive will be entitled to receive a lump sum cash payment equal to the monthly compensation then paid by the Corporation to the Executive multiplied by 12 months. In addition to the foregoing lump sum payment, (i) the Corporation agrees to cause the Compensation Committee of the Board of Directors to cause all option agreements between the Corporation and the Executive pursuant to any of the Corporation's stock option plans which may be in effect from time to time to provide that the options granted under those agreements shall automatically become completely vested upon the effective date of the Executive's termination, and (ii) for a period of 12 months following the Executive's termination, the Executive shall continue to be entitled to all benefits and service credits for benefits under all of the Corporation's benefit programs, plans or arrangements, which were in effect on the date of the Executive termination, including, the payment of the premium for the split dollar life insurance policy in effect for the Executive's benefit, on the same terms as if the Executive were still employed during such 12 month period. If, during the term of this Agreement, there is a "Change in Control" of the Corporation and the Executive is Involuntarily Terminated within six months of the effective date of the Change of Control, the Executive shall be entitled to at least six month's notice of such Involuntary Termination. The amount of any payment hereunder shall not be reduced by any compensation which the Executive may receive from other employment with another employer after termination of his employment with the Corporation.

        (b)  Unless otherwise instructed in writing by the Executive prior to any Change of Control, the Corporation agrees to cause the Compensation Committee of the Board of Directors to cause all option agreements between the Corporation and the Executive pursuant to any of the Corporation's stock option plans which may be in effect from time to time to provide that the options granted under those agreements shall automatically become completely vested no later than immediately prior to any Change of Control.

        5.2    DEFINITIONS.    For purposes of this Agreement, a "Change in Control" of the Corporation, shall be deemed to have occurred if (i) both (A) Dr. Robert W. Deutsch together with his affiliates (collectively, "Deutsch") are the beneficial owners of less than 25% of the combined voting securities of the Corporation and (B)(1) any person, entity or group of persons or entities acting in concert other than Dr. Robert W. Deutsch together with his affiliates (collectively, a "Person") becomes or become the beneficial owners of 25% or more of the combined voting securities of the Corporation or (2) any Person holds revocable or irrevocable proxies entitling them to vote 25% or more of the then outstanding shares of the Corporation's voting securities (other than the persons named as proxies in any Proxy Statement prepared by management of the Corporation in connection with an annual or special meeting of stockholders called by an officer or the Board of Directors of the Corporation); (ii) a merger, sale of all or substantially all the assets of the Corporation, share exchange, consolidation or other business combination (as defined in the Maryland General Corporation Law) of the Corporation and any other Person, as a result of which the Corporation's Common Stock becomes exchangeable for other securities or property or cash, or (iii) if a majority of the members of the Board of Directors is replaced during any 12 month period during the Employment Period but only if the directors who replace such majority have not been elected either by the remaining members of the Board of Directors or by the stockholders of the Corporation.

        5.3    PARACHUTE PAYMENTS.    In the event of Change in Control of the Corporation which the Executive, in his capacity as a member of the Board of Directors of the Corporation, voted in favor of, or otherwise consented to in writing, and notwithstanding any other agreement between the Executive and the Corporation or any formal or informal plan or other arrangement heretofore or hereafter adopted by the Corporation for the direct or indirect provision of compensation by the Corporation (including groups of classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), the Executive shall not have any right to receive any payment or other benefit under this Agreement or any Benefit Plan if, but only to the extent, such payment or benefit, taking into account all other payments or benefits to or for the Executive under this Agreement and all Benefit Plans, would cause any payment to the Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event any such payment or other benefit would cause any payment to the Executive to be considered such a "parachute payment," (i) the amount of any such payment or benefit shall be reduced to the highest amount which may be paid by the Corporation without such payment or benefit being considered such a "parachute payment," and (ii) the Executive shall have the right, in his sole discretion, to designate those payments or benefits which shall be reduced or eliminated in order to avoid any amount thereof considered such a "parachute payment."

ARTICLE VI

OVERDUE PAYMENTS

        The Executive shall be entitled to receive interest (at the prime rate of interest published in the Wall Street Journal, Eastern Edition, or such other publication mutually agreed upon by the Executive and the Corporation), on any payments under this Agreement that are overdue.

ARTICLE VII

NOTICES

        Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation at its principal executive offices and to the Corporation at the address of its principal executive offices, to the attention of the Chairman and Chief Executive Officer, with a copy to the General Counsel.

ARTICLE VIII

BINDING AGREEMENT; REFORMATION

        SECTION 8.1    BINDING AGREEMENT.    This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his executors, administrators and personal representatives. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon the Corporation, and shall be transferred to and be binding upon any successor of the Corporation as defined by applicable laws as now are in effect, including, but not limited to, any successor of the Corporation pursuant to a merger of the Corporation into another entity; provided, that this Agreement may not be assigned by the Corporation without the consent of the Executive, and, in the case of a successor by transfer of all or substantially all of the assets of the Corporation, or any other successor in connection with which the

Corporation does not cease to exist by operation of the transaction in question as a matter of law, the Corporation shall not be relieved of its obligations hereunder; provided further, that, in the case of dissolution and winding up of the business of the Corporation, this Agreement and the obligations hereunder shall be binding upon the trustee of the Corporation's assets.

        SECTION 8.2.    REFORMATION.    It is specifically agreed that each of the covenants set forth in Article II hereof is severable; that if any of them is held invalid or unenforceable by reason of length of time, area covered or activity covered, or any combination thereof, or for any other reason, the court or arbitrator shall adjust, reduce or otherwise reform any such covenant to the extent necessary to cure any invalidity and to protect the interests of the Corporation to the fullest extent of the law; that the area, time period and scope of activity restricted shall be the maximum area, time period and scope of activity the court or arbitrator deems valid and enforceable; and that, as reformed, such covenants shall then be enforced.

ARTICLE IX

ENTIRE AGREEMENT

        This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. This Agreement shall be governed by the laws of the State of Maryland and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

ARTICLE X

ARBITRATION

        With the exception of the relief available to the Corporation pursuant to Article III hereof as a result of a breach by the Executive of the Executive's obligations under Article II hereof, the Corporation and the Executive agree that any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereover. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. In connection with any such arbitration, the arbitrator shall allow a reasonable amount of discovery. All costs of the arbitration shall be borne by the Corporation unless it is determined that the Executive has acted in bad faith in connection with the dispute that is the subject of such arbitration.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

ATTEST:	RWD TECHNOLOGIES, INC.
By:
Name:
Title:
WITNESS:	EXECUTIVE
David Yager

QuickLinks

  Exhibit 10.1
EMPLOYMENT AGREEMENT
ARTICLE I FULL-TIME EMPLOYMENT OF EXECUTIVE
ARTICLE II COMPETITION; CONFIDENTIAL INFORMATION; PUBLIC STATEMENTS
ARTICLE III CORPORATION'S REMEDIES FOR BREACH
ARTICLE IV EMPLOYMENT PERIOD
ARTICLE V CHANGE IN CONTROL
ARTICLE VI OVERDUE PAYMENTS
ARTICLE VII NOTICES
ARTICLE VIII BINDING AGREEMENT; REFORMATION
ARTICLE IX ENTIRE AGREEMENT
ARTICLE X ARBITRATION